Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-77648) pertaining to the Employee Stock Option Plan of Cygne Designs, Inc. and in the Registration Statement (Form S-8 No. 33-77650) pertaining to the Stock Option Plan for Non-employee Directors of Cygne Designs, Inc. of our report dated April 9, 2004 with respect to the consolidated balance sheets of Cygne Designs, Inc. as of January 31, 2004 and February 1, 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows and related schedule for the years then ended, which report appears in the January 31, 2004 annual report on Form 10-K of Cygne Designs, Inc.

New York, NY

April 30, 2004